Exhibit 99.1

NEWS

For Immediate Release

FOR FURTHER INFORMATION CONTACT:

Julie A. Boland

Vice President, Chief Financial Officer and Treasurer

Oglebay Norton

216-861-8941

Court Approves New $305 Million DIP Loan and Exit Financing for

Oglebay Norton

CLEVELAND, APRIL 28, 2004 – Oglebay Norton Company (Other OTC: OGLEQ) said that the United States Bankruptcy Court for the District of Delaware in Wilmington has approved a $305 million second Debtor-in-Possession (DIP) credit facility that will provide the Company postpetition and exit financing. U.S. Bankruptcy Judge Joel B. Rosenthal said he would sign the order approving the second DIP facility and authorizing the Company to pay commitment fees for the loans.

The Company negotiated the second DIP facility with a syndicate of lenders led by Silver Point Finance LLC immediately prior to filing chapter 11. The second DIP will be used to repay the $70 million first DIP facility and the existing prepetition bank credit facility, and to provide ongoing working capital requirements while the Company is in chapter 11. Upon confirmation of the Company’s plan of reorganization and emergence from chapter 11, the $305 million second DIP facility will convert to a $305 million credit facility that will provide financing for the reorganized Company.

The Company also said it filed a joint plan of reorganization with the court on April 27, 2004. The plan is subject to review and approval by certain creditors of the Company and by the Court. The Company said that it intends to file the related disclosure statement with the Court in the coming weeks.

“The actions we have taken in negotiating post-petition and exit financing and filing the plan of reorganization is consistent with our intention to emerge from chapter 11 on an expedited basis as a stronger company with substantially reduced debt,” said Michael D. Lundin, president and chief executive officer. “We are pleased with the progress we have made to date.”

In the hearing today, the Judge also denied a motion asking the Court to appoint an Equity Security Holders Committee.

Oglebay Norton Company, a Cleveland, Ohio-based company, provides essential minerals and aggregates to a broad range of markets, from building materials and home improvement to the environmental, energy and metallurgical industries. The Company has approximately 1,770 full-time and part-time hourly and salaried employees in 13 states.

On February 23, 2004, the Company and its wholly owned subsidiaries filed voluntary petitions under chapter 11 of the U.S. Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware in Wilmington to complete the financial restructuring of its long-term debt.

Safe Harbor

Certain statements contained in this release are “forward-looking” in that they reflect management’s expectations and beliefs regarding the future performance of the Company and its operating segments. Forward-looking statements are necessarily subject to risks, uncertainties and other factors, many of which are outside the control of the Company, which could cause actual results to differ materially from such statements. The Company believes that the following factors, among others, could affect its future performance and cause actual results to differ materially from those expressed or implied by forward-looking statements made by or on behalf of the Company: (1) business and financial risks associated with the Company’s decision to file for protection under chapter 11 of the U.S. Bankruptcy Code; (2) the Company’s ability to restructure its debt and the ability of such activities to provide adequate liquidity to sufficiently improve the Company’s financial position; (3) the Company’s ability to complete its cost reduction initiatives; (4) weather conditions, particularly in the Great Lakes region, flooding, and/or water levels; (5) fluctuations in energy, fuel and oil prices; (6) fluctuations in integrated steel production in the Great Lakes region; (7) fluctuations in Great Lakes and Mid-Atlantic construction activity; (8) economic conditions in California or population growth rates in the Southwestern United States; (9) the outcome of periodic negotiations of labor agreements; (10) changes in the demand for the Company’s products due to changes in technology; (11) the loss, insolvency or bankruptcy of major customers, insurers or debtors (Some of the Company’s customers and other debtors have filed for reorganization under chapter 11 of the U.S. Bankruptcy Code; management does not expect the aggregate effect of these reorganizations to have a material impact on the Company’s financial condition.); (12) changes in environmental laws; and (13) an increase in the number and cost of asbestos and silica product liability claims filed against the Company and its subsidiaries and determinations by a court or jury against the Company’s interest. While the Company is in chapter 11, investments in its securities will be highly speculative. Shares of the Company’s common stock will likely have little or no value and will likely be canceled. Please refer to the Company’s current and subsequent SEC filings under the Securities and Exchange Act of 1934, as amended, for further information.

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